Exhibit 10.13

OFFICE SUBLEASE

THIS SUBLEASE is made and entered into as of the 23rd day of February, 2016 (the “Effective Date”), by and between Restoration Hardware, Inc., a Delaware corporation (the “Sublandlord”) and Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Subtenant”).

WITNESSETH:

WHEREAS, Sublandlord leases the land and the building located at 437 West 16th Street, New York, New York 10011 (the “Building”) pursuant to that certain Net Lease (the “Master Lease”) dated April 12, 2013, between Henya Realty, LLC and Salmir Realty, LLC (together, “Master Landlord”) [as successors-in-interest to 437 West 16th Street LLC], and Sublandlord, a copy of which Lease is attached hereto as Exhibit A and is made a part hereof. All capitalized terms not otherwise defined herein shall retain that meaning ascribed to them in the Lease; and

WHEREAS, Subtenant desires to sublease from Sublandlord a portion of the Building consisting of the entire 4th Floor (5,382 rentable square feet) and the entire 5th Floor (5,403 rental square feet) (together, the 4th Floor and the 5th Floor are referred to herein as the “Subleased Premises”); and

WHEREAS, the parties desire to enter into this Sublease defining their respective rights, duties, and liabilities relating to the Subleased Premises;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.          Recitals. The recitals above and exhibits attached hereto are all hereby incorporated into the body of this Sublease as if fully set forth herein.

2.          Term. Sublandlord, for and in consideration of the payment of the rent and the performance of the covenants hereinafter mentioned, does hereby demise, lease and assign unto Subtenant the Subleased Premises, on the terms and conditions set forth herein, commencing as of the date that exclusive broom-clean possession of the Subleased Premises is delivered to Subtenant in the Delivery Condition, as such term is hereinafter defined (the “Sublease Commencement Date”) and ending at 11:59 p.m. on the last day of the calendar month in which the fifth (5th) anniversary of the Sublease Rent Commencement Date (as defined below) occurs (the “Sublease Expiration Date”). The time period between the Sublease Commencement Date and the Sublease Expiration Date is hereinafter referred to as the “Sublease Term”). Notwithstanding anything to the contrary contained herein, in no event shall the Sublease Term extend beyond the “Expiration of the Term” of the Master Lease.

3.          Subtenant Termination Right. Provided that Subtenant is not then in default, Subtenant shall have the one-time right to terminate this Sublease effective as of the third (3rd) anniversary of the Sublease Rent Commencement Date (as defined below). Such early termination right shall only be exercised, if at all, by (i) providing Sublandlord advance irrevocable written notice of such exercise no later than the second (2nd) anniversary of the Sublease Rent Commencement Date, and (ii) simultaneous with delivery of such notice (and as a condition precedent to the effectiveness of such notice), paying to Sublandlord an amount equal to the sum of (A) all of the unamortized transaction costs (including, without limitation: (w) brokerage commissions actually paid by Sublandlord (up to a customary and commercially reasonable amount), (x) an amount equal to the Base Rent abated between the Commencement Date and the Rent Commencement Date, (y) an amount equal to the TI Work Allowance, and (z) all reasonable out-of-pocket legal fees incurred by Sublandlord in pursuing this Sublease) multiplied by 1.08%, plus (B) $167,167.50 (i.e., an amount equal to two months’ Base Rent). For purposes of the foregoing calculation, “transactions costs” shall be amortized on a straight-line basis over the original Term of the Sublease.

4.          Rent.

a.	“Base Rent” for the Subleased Premises is One Million Three Thousand Five Dollars ($1,003,005) per year. The Base Rent will be paid by Subtenant to Sublandlord in equal monthly installments, in advance, with the “First Payment” due upon execution of this Sublease. The First Payment shall be equal to $83,583.75 (and such payment shall be allocable to, and actually applied against, the fifth (5th) full month of the Sublease Term), plus a prorated amount payable for the period of time from the Sublease Commencement Date through the last day of the calendar month in which the Sublease Commencement Date occurs. The parties acknowledge that, unless the Sublease Expiration Date occurs on the last day of a calendar month, the final month’s Base Rent payment shall likewise be prorated.

So long as Subtenant shall not then be in default under this Sublease after notice and the expiration of any applicable cure periods, Base Rent shall be abated in full for the first four (4) full calendar months following the Sublease Commencement Date. The first day of the fifth (5th) full calendar month following the Sublease Commencement Date is the “Sublease Rent Commencement Date”. However, as noted above, Base Rent for the fifth (5th) full calendar month is included in the First Payment, thus, Subtenant will resume regular Base Rent payments as of the sixth (6th) full calendar month following the Sublease Commencement Date.

b.	Subtenant acknowledges that the Subleased Premises is submetered for electricity, and Subtenant agrees to pay Sublandlord for such amounts actually consumed by Subtenant within twenty (20) business days following Sublandlord’s written request therefore, accompanied by a copy of the electric bill. Or, at Sublandlord’s election, provided Sublandlord has arranged for the direct metering of electricity at Sublandlord’s sole cost and expense, Sublandlord may direct Subtenant to pay the electric provider directly. For purposes of computing Subtenant’s submetered consumption of electricity, the cost of electricity shall be computed utilizing the average kilowatt per hour rate charged to Sublandlord under the Lease.

c.	All amounts due hereunder from Subtenant, including Base Rent, shall be referred to herein as “Rent”. Subtenant shall pay Rent without any demand, setoff or deduction of any kind, except as herein or in the incorporated provisions of the Master Lease to the extent applicable to this Sublease. In the event any installment of Rent is not paid by the fifth (5th) day of each month, a late charge of three (3%) percent of the delinquent installment shall be due and payable; provided, however, that the first such late charge in any twelve (12) month period shall be forgiven so long as Subtenant pays the delinquent installment no later than the fifth (5th) business day following Sublandlord’s notice of such delinquency). All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Sublandlord. Sublandlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Sublease or applicable law. Subtenant’s covenant to pay Rent is independent of every other covenant in this Sublease.

5.          Operating Expenses. Notwithstanding anything in the Master Lease to the contrary, commencing upon written request from Sublandlord, accompanied by a copy of the invoice, any time from and after the January 2017 Base Rent payment, Subtenant shall pay to Sublandlord, within thirty (30) days following written request therefore, 33.83% (representing Subtenant’s proportionate share) of increases in Operating Expenses over a calendar 2016 base year. As used herein, “Operating Expenses” shall mean those expenses set forth in Exhibit “B” attached hereto. Notwithstanding the foregoing, it is agreed that base building HVAC shall be provided at no additional cost to Subtenant during normal Building hours; however, all distribution within the Subleased Premises shall be the sole responsibility of Subtenant (and at its expense); provided, however, that Subtenant may reuse any HVAC distribution system and components presently installed in the Subleased Premises. Further, Subtenant shall be solely responsible for cleaning the Subleased Premises, including depositing any rubbish from the Subleased Premises in the designated area within the Building; provided, however, that Sublandlord, at its sole cost and expense, will be responsible for rubbish removal from the designated area within the Building. Subject to Section 8 herein, Subtenant shall keep neat and clean and maintain in first class order, condition and repair, the Subleased Premises and every part thereof, including, without limitation, the exterior and interior portions of all doors, windows, plate glass, all plumbing and sewage facilities within the Subleased Premises, fixtures and interior walls, floors, ceilings, signs (including exterior signs where permitted), and all wiring, electrical systems, and any distribution of the HVAC system.

6.          Real Estate Taxes. Notwithstanding anything in the Master Lease to the contrary, commencing upon written request from Sublandlord any time from and after the July 2017 Base Rent payment, Subtenant shall pay to Sublandlord, within thirty (30) days following written request therefore, 33.83% representing Subtenant’s proportionate share of increases in Real Estate Taxes over the average of the 2015 / 2016 and 2016 / 2017 fiscal base years. As used herein, “Real Estate Taxes” shall mean real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Sublandlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all reasonable fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Real Estate Taxes to be paid by Sublandlord. Real Estate Taxes shall not include any corporate franchise, or estate, inheritance or net income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building.

7.          Furniture & Equipment. Subtenant may use any existing pantry appliances and security cameras within the Subleased Premises. Sublandlord makes no representation or warranty as to the condition of such appliances or cameras and has no obligations to maintain, repair or replace such items. Sublandlord will disconnect service to the cameras by the Commencement Date, and Subtenant, at its sole cost and expense, shall pay for any costs related to the cameras should Subtenant choose to utilize them.

8.          Subordinate to Master Lease. This Sublease is expressly made subject and subordinate to the terms and conditions of the Master Lease, and Subtenant hereby represents and warrants that (a) it is not a debtor nor a debtor-in-possession in any voluntary or involuntary bankruptcy proceeding, and (b) it is in compliance with, agrees to, and confirms the requirements, terms and conditions set forth in Section 7.1(k) of the Master Lease as if the same were reprinted in full herein. With regard to the Subleased Premises, Sublandlord shall have all the rights of “Landlord” under the Master Lease and Subtenant shall assume all the obligations of “Tenant” under the Master Lease as if Sublandlord had been named “Landlord” and Subtenant had been named “Tenant” thereunder, except as expressly modified herein. Subtenant shall have no obligation to (x) perform any structural repair or, subject to the provisions of Section 5 herein, perform any maintenance or repair of the working systems of the Building, except and to the extent the necessity of such repair or maintenance was caused by the negligence or willful misconduct of Subtenant, its employees, agents, contractors, or invitees, and (y) cure any violation or illegal condition existing on the Sublease Commencement Date. Unless otherwise expressly provided in this Sublease, all such terms and conditions of the Master Lease are hereby incorporated herein by reference as though fully set forth herein at length, except (a) the Rent shall be as herein expressly provided and shall be paid to Sublandlord (instead of the Landlord as provided in the Master Lease), and (b) the time limits contained in the Master Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the “Tenant” thereunder, or for the exercise of the “Tenant” thereunder of any right, remedy or option, are changed by shortening the same in each instance by three business (3) days, so that in each instance Subtenant shall have three (3) business days’ less time to observe or perform hereunder than Sublandlord has as the “Tenant” under the Master Lease (provided, however, that in no event shall any notice or cure period be reduced below three (3) days); and provided further that the following provisions of the Master Lease shall be deleted or modified as follows for purposes of incorporation by reference in this Sublease: Sections 1.2, 1.3, 1.4, 1.5, 28.2, Articles 2, 5 and 30, Exhibit C and Exhibit G of the Master Lease shall be deemed deleted; Article 3 of the Master Lease shall be amended as provided in Section 6 of this Sublease; Article 9 of the Master Lease shall be amended as provided in Sections 5 and 8 of this Sublease; Article 10 of the Master Lease shall be amended as provided in Sections 4(b) and 5 of this Sublease; Article 12 of the Master Lease shall be amended as provided in Section 14 of this Sublease; Article 15 of the Master Lease shall be amended as provided in Sections 8 and 9 of this Sublease; Article 16 of the Master Lease shall be amended so that the addresses for notices set forth therein shall be deemed to refer to the addresses for notices provided in this Sublease; Article 19 of the Master Lease shall be deemed amended as provided in Section 13 of this Sublease; and Section 24.1 shall be deemed amended as provided in Section 19 of this Sublease. Subtenant agrees to comply with and abide by all the terms, provisions, covenants and conditions of the Master Lease, and any violation of the same by Subtenant shall constitute a default under this Sublease. A default by Sublandlord under the Master Lease shall constitute a default under this Sublease to the extent such default under the Master Lease materially adversely affects Subtenant’s use or occupancy of the Subleased Premises. The parties acknowledge and agree that this Sublease is not a “Major Sublease” as defined in the Master Lease, and thus does not require the consent of the Master Landlord. Nevertheless, the parties agree that Sublandlord may, at its option, provide a copy of this Sublease to Master Landlord as a courtesy. Sublandlord shall notify the Master Landlord within five (5) business days after Subtenant notifies Sublandlord of a breach of the Master Lease by the Master Landlord, to the extent such breach materially adversely affects the Subleased Premises; and if the Master Landlord does not cure such breach within the cure periods provided under the Master Lease (or if no cure periods are provided, within a reasonable period under the circumstances) Sublandlord shall use commercially reasonable efforts to compel Master Landlord to comply with its obligations under the Master Lease (which efforts may include instituting an action or court proceeding against the Master Landlord), provided that Subtenant indemnifies Sublandlord against all losses, damages, costs and expenses paid or incurred by Sublandlord (including reasonable attorneys’ fees and charges through all appeals) as a result of any such action or proceeding. Additionally, if and to the extent Sublandlord receives a rent abatement or reduction from the Master Landlord under the Master Lease on account of a failure to provide any services or comply with any obligations under the Master Lease which failure or noncompliance materially adversely affects Subtenant’s use or occupancy of the Subleased Premises, Subtenant shall be entitled to 33.83% representing Subtenant’s share of such abatement or reduction after deduction for Sublandlord's reasonable out-of-pocket costs, if any, in obtaining such rent abatement or reduction.

9.          Default. Upon default by Subtenant in the payment of Rent or any other payment required to be made by it or in the performance of any of its obligations hereunder, Sublandlord shall have the same rights and remedies against Subtenant as are afforded Master Landlord against Sublandlord in the event of Sublandlord’s default under the terms of the Master Lease.

10.         Assignment / Subletting. Subtenant shall not sub-sublease or sub-assign all or any portion of the Subleased Premises without Sublandlord’s written consent (not to be unreasonably withheld, conditioned or delayed), and, in all cases, any such sub-sublease or sub-assignment must be in strict compliance with the terms and conditions of the Master Lease. To the extent permitted by the Master Lease, Sublandlord and Subtenant shall split any such profits 50/50. As used in this section, “profits” means the base rental payments received under any such sub-sublease or sub-assignment (if any) in excess of the Base Rent received hereunder after first deducting (i) reasonable expenses incurred by the Subtenant (e.g., lease procurement costs, TI allowance, free rent, brokerage commissions, advertising, etc., but all such expenses shall be limited to commercially reasonable amounts as would be incurred in subleasing or assigning similar-situated space) and (ii) any profit paid to Master Landlord pursuant to the Master Lease.

Notwithstanding the foregoing and subject to the terms of the Master Lease, Subtenant may assign, encumber or transfer its interest in this Sublease to its parent company or a corporation or other entity under common control with Subtenant or a subsidiary or affiliate of it or its parent company, or to a corporation or other entity in which it is merged, consolidated or acquired by, or to which all or substantially all of its assets are sold. Additionally, a transfer of stock or other beneficial interests in Subtenant (i) among the existing shareholders or beneficial interest holders, or (ii) the issuance of stock or other beneficial ownership interests in Subtenant for the purpose of obtaining equity financing, or (iii) transfers of stock or other beneficial interests in Subtenant for estate planning purposes, shall not require Sublandlord’s consent as long as it is for a good business purpose and not for the principal purpose of transferring Subtenant’s interest in this Sublease.

11.         Delivery Condition / Sublandlord’s Representations. To the best of Sublandlord’s actual knowledge and belief, the following representations are (or will be, as applicable) true as they relate to the Subleased Premises:

a.           As of the Sublease Commencement Date, the Subleased Premises will be vacant and in broom clean condition.

b.           As of the Effective Date, the building systems (including, but not limited to, the existing fire protection infrastructure) serving the Subleased Premises are in good operating condition. Further, the existing sprinkler loop on each floor of the Subleased Premises will remain in place.

c.           As of the Effective Date, Sublandlord has received no notice of violation of any applicable codes, laws and/or regulations, whether pertaining to hazardous substances, fire and safety systems, or otherwise, which have not been cured or are not in the process of being cured Copies of Sublandlord’s filed ACP-5 Certificates for the Subleased Premises shall be delivered to Subtenant on or before the Effective Date.

d.           As of the Effective Date, Sublandlord has not received actual notice of any outstanding construction liens and/or violations with the Department of Buildings, Environmental Control Board, and/or the Fire Marshall, which have not been cured or are not in the process of being cured.

e.           As of the Effective Date, Sublandlord has a valid and subsisting leasehold estate under the Master Lease, the Master Lease is in full force and effect, Sublandlord has not delivered or received written notice of default under the Master Lease which remains uncured.

Except as expressly provided otherwise herein, Subtenant accepts the Subleased Premises in its current condition “as-is”, “where-is”, and “with all faults”. In this Sublease, the term “Delivery Condition” shall mean that condition of the Subleased Premises in respect of which all of the representations set forth in clauses a. – e. of this Paragraph 11 shall be true in all material respects.

12.         Subtenant’s Improvements. Subject to strict compliance by Subtenant with all terms and conditions of Article 6 of the Master Lease, Subtenant may complete Subtenant’s Improvements using architects, engineers, contractors, and subcontractors selected by Subtenant and approved by Sublandlord (which approval shall not be unreasonably withheld, conditioned or delayed). As used herein, “Subtenant’s Improvements” means the interior fit-out of the Subleased Premises, the plans for which are subject to Sublandlord’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed).

So long as Subtenant shall not then be in default under this Sublease (including, by extension, the incorporated provisions of the Master Lease), after notice and the expiration of any applicable cure periods, Sublandlord will contribute up to Three Hundred Twenty-Three Thousand Five Hundred Fifty Dollars ($323,550) [i.e., $30.00 per rentable square foot] towards Subtenant’s actual, reasonable costs for Subtenant’s Improvements (the “Subtenant Improvement Allowance”). No more than ten percent (10%) of the foregoing Subtenant Improvement Allowance may be utilized for soft costs (including, without limitation, architect fees, engineering fees, and permitting fees). Sublandlord will pay the Subtenant Improvement Allowance to Subtenant within thirty (30) days following receipt of written request from Subtenant, which written request must include the following: (i) documents evidencing Subtenant’s architect’s self-certification of Subtenant’s Improvements, or a letter of completion from the City of New York Department of Buildings and all associated permit sign-offs for the Subtenant’s Improvements and the Subleased Premises, (ii) written certification from Subtenant that it has completed the Subtenant’s Improvements in their entirety and taken occupancy of the Subleased Premises (i.e., there shall be no “progress payments”), (iii) proof of final cost (e.g., AIA G702 or similar) from its general contractor or construction consultant, (iv) unconditional lien waivers from all contractors and subcontractors who rendered services or materials in connection with Subtenant’s Improvements, and (v) written certification from Subtenant that it is full compliance with this Sublease.

So long as Subtenant shall not then be in default under this Sublease (including, by extension, the incorporated provisions of the Master Lease), after notice and the expiration of any applicable cure periods, Sublandlord agrees to make an additional contribution of up to Sixty-Four Thousand Seven Hundred Ten Dollars ($64,710) [i.e., $6 per rentable square foot] towards the actual, reasonable costs of upgrading the HVAC distribution within the Subleased Premises (the “Supplemental Subtenant Improvement Allowance”). Such HVAC upgrades shall be considered part of Subtenant’s Improvements and the Supplemental Subtenant Improvement Allowance shall be payable, if at all, pursuant to the same terms, conditions and requirements as the Subtenant Improvement Allowance set forth in the immediately preceding paragraph.

In no event shall the Subtenant Improvement Allowance or the Supplemental Subtenant Improvement Allowance paid exceed the actual costs incurred by Subtenant in connection with such work.

13.         Use & Indemnification. Subtenant shall use the Subleased Premises only for the Permitted Uses as provided in the Master Lease (and Sublandlord represents to Subtenant that the Subleased Premises may be used for executive and general offices and uses ancillary thereto). Subtenant shall be fully responsible and liable (Master Landlord and Sublandlord being indemnified) for the operation of its business in the Subleased Premises in compliance with all applicable laws and regulations from and after the Sublease Commencement Date. Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord, and Sublandlord’s and Master Landlord’s officers, agents, and employees (collectively, the “Master Landlord and Sublandlord Indemnitees”) harmless from and against all liabilities, obligations, damages, judgments, penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees, which may be imposed upon, incurred by, or asserted against any of the Master Landlord and Sublandlord Indemnities and arising, directly or indirectly, out of or in connection with (a) Subtenant’s breach of its obligations under this Sublease (including, by extension, the Master Lease), (b) the negligence or willful acts of Subtenant, its agents, contractors, and employees, and (c) any work or thing done in, on or about the Subleased Premises or any part thereof, by Subtenant or its agents, contractors, and employees, including, without limitation, any Subtenant’s Improvements. In no event shall Subtenant dispose, store, or otherwise utilize hazardous materials within the Subleased Premises except in full compliance with the Master Lease and all applicable law.

Sublandlord shall indemnify, defend and hold harmless Subtenant from and against any loss, cost, damage or expense (including reasonable attorneys’ fees), or any claim therefor, arising out of (i) any negligence by Sublandlord; (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring outside of Subleased Premises but within or about the Building, where such accident, damage or injury results or is claimed to have resulted from an act or omission on the part of the Sublandlord and not from the negligence or willful misconduct of Subtenant, or (iii) any failure by Sublandlord to observe or perform any of the terms, covenants or conditions of (A) the applicable terms of the Master Lease (to the extent such failure materially adversely affects Subtenant’s use or occupancy of the Subleased Premises) or (B) this Sublease to the extent required to be observed or performed by Sublandlord, including any loss, cost, damage or expense any default under or termination of the Master Lease arising by reason of any such failure.

It is the intent of the parties that Subtenant have access to the Subleased Premises on a 24/7/365 basis, including use of the Building elevator(s) on a 24/7/365 basis, at no cost or expense to Subtenant. The parties acknowledge that there is no freight elevator for the Building.

14.         Insurance. Subtenant shall at all times during the term hereof keep in force at its own expense all insurance coverages required to be maintained by Sublandlord under the Master Lease that are applicable to Subtenant’s use of the Subleased Premises; subject, however, to certain adjustments in such insurance coverages as reflected on an insurance certificate provided by Tenant and approved by Sublandlord and Master Landlord pursuant to a separate letter or email transmittal. Except as aforesaid, all such insurance shall conform to the requirements for Sublandlord’s insurance policies under the Master Lease. As soon as reasonably practicable, Subtenant shall deliver to Sublandlord an insurance certificate and required endorsements evidencing the insurance coverages required under this Sublease.

15.         Security Deposit / Letter of Credit Security. On execution of this Sublease, Subtenant shall deliver to Sublandlord an irrevocable letter of credit (the “Letter of Credit”) in the amount of Two Hundred Fifty Thousand Seven Hundred Fifty-One and 25/100ths Dollars ($250,751.25) issued in favor of Sublandlord in such amount, as security for the full and faithful performance of Subtenant’s obligations under this Sublease. The Letter of Credit shall be an irrevocable, unconditional letter of credit with an initial term of not less than one (1) year from the Commencement Date of this Lease. Without further act or instrument required by Sublandlord, the Letter of Credit shall be automatically renewed for successive one (1) year periods throughout the remainder of the Term unless, not less than forty-five (45) days prior to the then current expiration date of the Letter of Credit, the issuing bank notifies Sublandlord of its intention not to renew the Letter of Credit. The Letter of Credit (or any renewal, extension or replacement thereof) shall continue in full force and effect and shall be maintained in its full face amount for thirty (30) days beyond the later of (x) expiration of the Term of this Sublease, and (y) the date Subtenant vacates and surrenders possession of the Subleased Premises to Sublandlord. The Letter of Credit shall (i) be negotiable and freely transferable in connection with a sale or transfer by Sublandlord as hereinafter described; (ii) be issued or confirmed by a banking institution reasonably acceptable to Sublandlord; (iii) provide for payment of all or any portion of the face amount of the Letter of Credit to Sublandlord upon the receipt by the issuing bank of a sight draft presented to the issuing bank by a representative of Sublandlord; and (iv) be otherwise in form and substance reasonably satisfactory to Sublandlord. Sublandlord's receipt of notice from the issuing bank of its intention not to renew the Letter of Credit or Subtenant's failure to deliver a renewal or replacement letter of credit shall entitle Sublandlord to draw the full face amount of the Letter of Credit and retain such sum as security hereunder in lieu of the Letter of Credit. Subtenant's failure to maintain the Letter of Credit shall constitute a default under this Sublease. If Subtenant defaults in its obligations under this Sublease beyond any applicable notice and cure period, Sublandlord may draw upon the Letter of Credit to the extent required for the payment of any sum as to which Subtenant is in default or for any sum which Sublandlord may have expended or may be required to expend by reason of Subtenant’s default. In the event Sublandlord draws upon the Letter of Credit and applies or retains any portion or all of the sum received upon such draw, Subtenant shall forthwith take such action as is necessary to restore the face amount of the Letter of Credit so that at all times the amount of the Letter of Credit shall be equal to Two Hundred Fifty Thousand Seven Hundred Fifty-One and 25/100ths Dollars ($250,751.25). Upon expiration of the Sublease Term or earlier termination of this Sublease, and after Subtenant has delivered possession of the Subleased Premises in the condition required by this Sublease and otherwise fully performed its covenants and obligations hereunder, Sublandlord shall promptly return the Letter of Credit to Subtenant.

Notwithstanding the foregoing provisions of this Sublease, Subtenant may deposit with Sublandlord the sum of $75,000.00 (the "Temporary Security Deposit ") upon Tenant's execution and submission of the Lease; provided, however, that Subtenant agrees that it shall, on or before the forty-fifth (45th) day next following the date that this Sublease has been fully executed and delivered, deliver the Letter of Credit, as hereinabove defined, in the form required under this Section 15 to Sublandlord, whereupon Sublandlord shall promptly return the Temporary Security Deposit to Subtenant. Sublandlord shall deposit the Temporary Security Deposit in its general bank account and will have no obligation to accrue or pay to Subtenant interest on such Temporary Security Deposit. The Temporary Security Deposit is security for performance of Subtenant’s obligations under this Sublease. If Subtenant defaults with respect to any provision of this Sublease, including but not limited to the provisions relating to the payment of Rent, and such default continues after any applicable notice and cure period under this Sublease, Sublandlord, without prejudice to any other right or remedy it may have, may use, apply or retain all or any part of the Temporary Security Deposit for the payment of any rent or additional rent, or the cure of any such default. If Subtenant fails for any reason to deliver to Landlord the Letter of Credit by the forty-fifth (45th) day next following the date that this Sublease has been fully executed and delivered, Subtenant's failure to deliver the Letter of Credit by such date shall constitute an event of default under this Sublease, notwithstanding that no other default on the part of Subtenant may then exist under this Sublease; and Sublandlord shall be entitled to exercise all rights and remedies available to Sublandlord under this Sublease on account of such event of default.

16.         Brokers. Each party represents that no real estate broker, salesman, or agent other than JLL (“Sublandlord’s Broker) and Newmark Grubb Knight Frank (“Subtenant’s Broker”) were instrumental in procuring this Sublease. Each party will indemnify the other against any claim or commission brought by a party other than the Sublandlord’s Broker and the Subtenant’s Broker. If and only if this Sublease is fully executed, Sublandlord shall pay a commission to Sublandlord’s Broker and/or Subtenant’s Broker pursuant to one or more separate agreements with the brokers.

17.         Notice. It is expressly agreed that any notice required or desired to be sent shall be delivered to the following addresses and shall be deemed given (i) three (3) business days after deposited in the US mail and sent by United States Certified and/or Registered Mail, postage prepaid, return receipt requested, or (ii) on the day delivered if by hand, or (iii) when delivered if by overnight delivery by a professional delivery service:

If to Sublandlord:	If to Subtenant:

Restoration Hardware, Inc.	At the Subleased Premises
Attn: Eugene Chang
VP & Senior Counsel 15 Koch Road | Corte Madera, CA 94925 Direct: 415.945.5996 | echang@rh.com	With a copy to: Mario J. Suarez, Esq. Thompson Hine LLP 335 Madison Avenue (12th Floor) New York, New York 10017

Additionally, Subtenant acknowledges that the address to which all payments of Rent due the Sublandlord should be sent is to the Sublandlord at the aforementioned Sublandlord address.

18.         Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Sublease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its actual out-of-pocket costs and expenses, including reasonable attorneys’ fees actually incurred.

19.         Return of Sublease Premises. At the end of the Term, Subtenant shall remove its personal property, equipment and trade fixtures from the Subleased Premises, and shall remove any Specialty Improvements installed by Subtenant and repair any damage caused by such removal, all in accordance with the terms of the Master Lease. Sublandlord shall advise Subtenant at the time Sublandlord provides its approval to Subtenant’s improvements as provided in Section 12 herein which Specialty Improvements, if any, shall be removed upon expiration or earlier termination of the Sublease. In this Sublease, the term “Specialty Improvements” shall mean any alterations or improvements that are not “typical” office improvements or which would not be conducive for use by subsequent office occupants, and will also include any alterations that (i) perforate, penetrate or require reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii) consist of the installation of a vault or other similar device or system intended to secure the Sublease Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, and (iv) involve material plumbing connections (such as, for example but not by way of limitation, kitchens, saunas, showers, and executive bathrooms outside of the Building core and/or special fire safety systems).

20.         Early Termination of the Master Lease. If the Master Lease should terminate prior to the Expiration of the Term, through no fault of Sublandlord, Sublandlord shall have no liability to Subtenant. Where the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease as to all or any portion of the Master Lease Premises, whether due to casualty, condemnation, or otherwise, Sublandlord shall be entitled to exercise or not exercise such right in its sole and absolute discretion, but only after notice to Subtenant.

21.         Signage. Subject to the consent of Sublandlord, which consent shall not be unreasonably withheld, and the consent of the landlord under the Master Landlord, Subtenant, at Subtenant’s sole cost and expense, may maintain signs in the elevator lobbies of each floor that the Subleased Premises is located on; and a sign in the Building lobby as approved in a separate sketch initialed by Sublandlord; and a proportionate share of the listings in the Building’s directory.

22.         Exclusive License to Use Roof Deck. Subject to applicable laws, governmental codes, regulations and requirements and ordinances (collectively, “Law”) and the applicable provisions of the Master Lease, Subtenant and its employees and invitees shall have an exclusive license to use the Building’s rooftop deck during the Term of this Sublease in accordance with the following terms and conditions:

a. Subtenants use or occupancy of the rooftop deck shall be in accordance with and subject to the applicable provisions of the Sublease and Master Lease, as if the rooftop deck were a part of the Subleased Premises, except that (1) the rooftop deck shall not be included in the calculation of Subtenant’s proportionate share of Operating Expenses and Real Estate Taxes and no additional Base Rent is due for Subtenant’s use or occupancy of the rooftop deck, and (2) nothing contained herein shall be deemed to grant Subtenant (or any person claiming by, through or under Subtenant), a leasehold interest in the rooftop deck. Subtenant’s license to the use of the rooftop deck is limited to the existing rooftop deck, but not the underlying components comprising the roof or the parapets, copings and railings enclosing the roof or the areas housing equipment located on the roof. Subtenant’s access to the rooftop deck is not assignable or transferable except in connection with an assignment of this Sublease or a subletting of the Subleased Premises in accordance with, or otherwise permitted pursuant to, the terms and conditions of Section 10 of this Sublease. Subtenant’s use or occupancy of the rooftop desk shall be subject to inspection, maintenance, repair, alteration, additions, improvements and other uses of Sublandlord or Master Landlord, and Subtenant shall not use or occupy, or suffer any use or occupancy of, the rooftop deck in a manner that impairs, infringes or interferes with such rights of Sublandlord or Master Landlord or any equipment now or hereafter housed on the rooftop. Subtenant acknowledges that the Building has an alarm system, and Subtenant shall (i) reasonably cooperate with Sublandlord to coordinate the alarm system with Subtenant’s use or occupancy of the rooftop deck, and (ii) be solely responsible for any costs associated with any alterations, modifications, changes or additions to the alarm system to accommodate Subtenant’s use or occupancy of the rooftop deck.

b. Subtenant’s use and occupancy of the rooftop deck shall be limited to Subtenant’s employees and invitees for only passive purposes like eating or lounging, and in no event shall any general public access be allowed on the rooftop deck. Subtenant shall not (1) store or keep any equipment, supplies, refuse or merchandise on the rooftop deck, except Subtenant may place outdoor furniture and plants on the rooftop deck, (2) use the rooftop deck for lodging; (3) place anything on the parapets, ledges or railings on the perimeter of the rooftop deck, (4) overload the rooftop deck, or (5) make any improvements, additions or installations to or on, or otherwise penetrate, the rooftop deck.

c. Sublandlord (1) makes no representation or warranty whatsoever with respect to the permitted use or occupancy of the rooftop deck or access thereto, or the condition of the rooftop deck, or the legality of its use or occupancy, nor its fitness for a particular purpose, and (2) shall have no obligation whatsoever to Subtenant to make any improvements, modifications or alterations or to perform any maintenance, repair or other work with respect to the rooftop deck or access thereto and shall bear no cost with respect to the rooftop deck or access thereto. In no event shall Subtenant have any manner of recourse against Sublandlord, nor any right to abate or set-off against Base Rent or any other amounts owed under the Sublease, if Subtenant’s use or occupancy of the rooftop deck or access thereto violates the Law or the Master Lease or is interrupted in connection with the maintenance, repair, restoration, or alteration thereon or therein.

d. Subtenant acknowledges and expressly agrees that any use and occupancy of the rooftop deck by Subtenant, its employees, invitees, agents, or anyone under Subtenant’s direction or control (collectively “Subtenant Parties”) shall be at Subtenant’s sole risk and expense. SUBTENANT FURTHER AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS SUBLANDLORD AND THE MASTER LANDLORD FROM AND AGAINST ANY AND ALL LOSS, LIABILITY, DEMANDS, JUDGMENTS, AWARDS, EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES), GOVERNMENTAL FINES, PENALTIES AND IMPOSITIONS, CLAIMS, PROCEEDINGS AND ACTIONS (COLLECTIVELY, “CLAIMS”) WHICH ARISE OR RESULT FROM OR RELATE TO SUBTENANT PARTIES’ USE OR OCCUPANCY OF, OR ACCESS TO, OR ENTRY ONTO THE ROOFTOP DECK INCLUDING, WITHOUT LIMITATION, DAMAGE TO PROPERTY OR HARM, INJURY (INCLUDING DEATH), OR ILLNESS TO PERSONS, OR VIOLATIONS OF LAW OR THE MASTER LEASE. THE INDEMNIFICATION PROVISIONS OF THIS SECTION 21 ARE IN ADDITION TO THE INDEMNIFICATION PROVISIONS OF SECTION 13 IN THIS SUBLEASE. TO THE FULLEST EXTENT ALLOWED BY LAW, SUBTENANT HEREBY IRREVOCABLY WAIVES AND UNCONDITIONALLY RELEASES AND FOREVER DISCHARGES SUBLANDLORD AND MASTER LANDLORD AND THEIR RESPECTIVE AGENTS, PARTNERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AND PRINCIPALS CLAIMS ARISING OUT OF SUBTENANT PARTIES’ ACCESS TO AND/OR USE OR OCCUPANCY OF THE ROOFTOP DECK. The provisions of this paragraph shall survive the expiration or termination of this Sublease.

e. Subtenant will cause its insurance (as required hereunder) to include Subtenant’s use and occupancy of the rooftop deck.

f. If (1) Subtenant’s use or occupancy of the rooftop deck constitutes a default or breach under the Master Lease, or (2) a governmental violation is issued (or threatened) against the Building relating to Subtenant’s use or occupancy, or manner of use or occupancy, of the rooftop deck, Subtenant must either immediately cease and desist its use and occupancy of the rooftop deck or cure any such default, breach or violation, as applicable, and provide Sublandlord with evidence of such curing and discharge.

23.         Miscellaneous. This Sublease shall be construed and interpreted in accordance with the laws of the State of New York. All obligations under this Sublease are performable in the county or other jurisdiction where the Subleased Premises is located, which shall be venue for all legal actions. If any term or provision of this Sublease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Sublease shall not be affected, and each remaining and reformed provision of this Sublease shall be valid and enforced to the fullest extent permitted by law. The headings and titles to the Sections of this Sublease are for convenience only and shall have no effect on the interpretation of any part of this Sublease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed. All of the covenants and agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Sublease, and neither party is relying upon any warranty, statement or representation not contained in this Sublease. This Sublease may be modified only by a written agreement signed by Sublandlord and Subtenant. Both parties covenant and agree to keep the financial terms of this Sublease confidential, disclosing them only to their accountants, consultants, shareholders, and legal advisors as may be reasonably necessary.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first written above, intending to be bound hereby.

SUBLANDLORD:

Restoration Hardware, Inc., a Delaware corporation

By:	/s/ Karen Boone
Name:	Karen Boone
Title:	CFO

SUBTENANT:

Intercept Pharmaceuticals, Inc., a Delaware corporation

By:	/s/ Mark Pruzanski
Name:	Mark Pruzanski
Title:	CEO

EXHIBIT A

Master Lease

INTENTIONALLY OMITTED

EXHIBIT B

Definition of Operating Expenses

All costs of operation, maintenance, repair, replacement and management of the Building (including the amount of any credits which Sublandlord may grant to particular subtenants of the Building in lieu of providing any standard services or paying any standard costs described in this definition for similar tenants), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; insurance charges of or relating to all insurance policies and endorsements deemed by Sublandlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof; utility costs, including, but not limited to, the cost of heat, light, power, steam, gas; waste disposal; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing, replacing and maintaining the common areas, including parking and landscaping, window cleaning costs; labor costs; costs and expenses of managing the Building including management fees; air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; purchase costs of equipment; current rental and leasing costs of items which would be capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees; any sales, use or service taxes incurred in connection therewith. In addition, Sublandlord shall be entitled to recover, as additional rent (which, along with any other capital expenditures constituting Operating Expenses, Sublandlord may either include in Operating Expenses or cause to be billed to Subtenant along with Operating Expenses and Real Estate Taxes but as a separate item), Subtenant’s proportionate share of: (i) an allocable portion of the cost of capital improvement items which are reasonably calculated to reduce operating expenses; (ii) the cost of fire sprinklers and suppression systems and other life safety systems; and (iii) other capital expenses which are required under any governmental laws, regulations or ordinances which were not applicable to the Building at the time it was constructed; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Sublandlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time. Expenses shall not include depreciation or amortization of the Building or equipment in the Building except as provided herein, loan principal payments, costs of alterations of tenants’ premises, leasing commissions, interest expenses on long-term borrowings or advertising costs.